FCPT Announces Promotion of James Brat to Chief Transaction Officer Strengthening Foundation for Future Growth Jan. 29, 2020 Mill Valley, Calif. --- Four Corners Property Trust (NYSE:FCPT), a real estate investment trust primarily engaged in the ownership of high-quality, net-leased restaurant properties (“FCPT” or the “Company”), announced today that it has promoted James Brat to serve as FCPT’s Chief Transaction Officer. Mr. Brat joined FCPT at its inception in November 2015 as General Counsel. In Mr. Brat’s four years with the company, FCPT has acquired over 280 properties, many of which have required significant negotiations with national landlords as part of FCPT’s outparcel strategy or with national tenants on sale leaseback transactions. “As we have continued to push ahead with our investment activities, Jim’s experience within the real estate world has proven indispensable to negotiating and closing the volume and types of properties that we have,” said Bill Lenehan, CEO of FCPT. “Promoting Jim from within our leadership team organizes the company for additional growth and ensures continued strong performance across our existing portfolio. I am excited he will continue to help drive our strategic direction and growth for many years to come.” Prior to joining FCPT, Mr. Brat was a partner in the real estate department of law firm Pircher, Nichols & Meeks, where he practiced from 1998. Mr. Brat will also continue to serve as General Counsel of FCPT. About FCPT FCPT, headquartered in Mill Valley, CA, is a real estate investment trust primarily engaged in the acquisition and leasing of restaurant properties. The Company seeks to grow its portfolio by acquiring additional real estate to lease for use in the restaurant and retail industries. Additional information about FCPT can be found on the website at www.fcpt.com.